THIS ANNOUNCEMENT (AND THE INFORMATION CONTAINED HEREIN) IS NOT FOR FORWARDING, PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, JAPAN, NEW ZEALAND AND THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.
12 August 2016
TRADER MEDIA EAST LIMITED
7 FOR 1 NEW GDR OFFERING OF 85,325,303 NEW GDRS TO EXISTING GDR HOLDERS AT A SUBSCRIPTION PRICE OF US$0.21 PER NEW GDR CONCURRENTLY WITH A SHARE RIGHTS OFFERING TO EXISTING SHAREHOLDERS OF UP TO 420,000,000 NEW SHARES AT AN EQUIVALENT PRICE OF US$0.21 PER ORDINARY SHARE
Capital Raising
The Board of Trader Media East Limited (the "Company") has today launched: (i) an offering to holders of the Company's global depositary receipts ("GDRs") as at close of business on 11 August 2016 (save for those persons to whom the distribution of the Prospectus and for whom the subscription for new GDRs (as defined above) is restricted by law, "Eligible Investors") of the right to subscribe for new ordinary shares in the capital of the Company (the "New Shares") in the form of newly issued GDRs ("New GDRs"), with one New GDR representing one New Share (the "New GDR Offering"); and (ii) an offering to holders of ordinary shares on the register of members of the Company on 11 August 2016 the right to subscribe for New Shares pro rata to their existing holding of Shares (the "Pre-emptive Share Offering"). Seven New GDRs will be offered for every one GDRs held by Eligible Investors.  The Company intends to raise proceeds of approximately US$87.9 million (net of expenses).
The New GDR Offering and the Pre-emptive Share Offering will be underwritten by the Company's majority shareholder, Hürriyet Invest B.V.
Documentation
The Prospectus containing details of the New GDR Offering will be made available at the Company's registered office and Clifford Chance LLP's London Office and will also be made available on the Company's website (www.tmeast.com). A copy of the Prospectus will also be submitted to the National Storage Mechanism and will shortly be available for inspection at www.Morningstar.co.uk/uk/NSM.
Enquiries
Trader Media East Limited
Tel: +90 216 5569290
Murat Doğu
E-mail: mdogu@doganholding.com.tr
Investor Relations Contact Information
Sema İpek Erhan
Investor Relations Manager
Tel: +90 212 449 60 30
E-mail: ierhan@hurriyet.com.tr
THIS ANNOUNCEMENT (AND THE INFORMATION CONTAINED HEREIN) DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES IN THE UNITED STATES, AUSTRALIA, CANADA, JAPAN, NEW ZEALAND, THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION. SECURITIES MAY NOT BE OFFERED FOR SALE IN THE UNITED STATES ABSENT REGISTRATION UNDER THE US SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR AN EXEMPTION FROM REGISTRATION. THE SECURITIES DESCRIBED IN THIS ANNOUNCEMENT WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, WILL NOT BE OFFERED FOR SALE IN THE UNITED STATES.
THIS ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS. NEITHER THIS ANNOUNCEMENT NOR ANY PART OF IT SHALL FORM THE BASIS OF OR BE RELIED ON IN CONNECTION WITH OR ACT AS AN INDUCEMENT TO ENTER INTO ANY CONTRACT OR COMMITMENT WHATSOEVER. INVESTORS SHOULD NOT SUBSCRIBE FOR OR PURCHASE ANY SHARES REFERRED TO IN THIS ANNOUNCEMENT EXCEPT ON THE BASIS OF INFORMATION IN THE PROSPECTUS. COPIES OF THE PROSPECTUS WILL, FOLLOWING PUBLICATION, BE AVAILABLE FROM THE COMPANY'S REGISTERED OFFICE AND CLIFFORD CHANCE LLP'S LONDON OFFICE AND WILL ALSO BE MADE AVAILABLE ON THE COMPANY'S WEBSITE (WWW.TMEAST.COM).